Exhibit 107

Calculation of Filing Fee Table
Form S-3
(Form Type)
RITHM CAPITAL CORP.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (1)(2)	Maximum Aggregate Offering Price (1)(2)	Fee Rate(2)	Amount of Registration Fee (2)
Fees to be Paid	Debt	Debt Securities	457(r)				0.0001531
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	457(r)				0.0001531
Fees to be Paid	Equity	Preferred Stock, par value $0.01 per share	457(r)				0.0001531
Fees to be Paid	Other	Warrants	457(r)				0.0001531
Fees to be Paid	Other	Depositary Shares	457(r)				0.0001531
Fees to be Paid	Other	Subscription Rights	457(r)				0.0001531
Fees to be Paid	Other	Purchase Contracts	457(r)				0.0001531
Fees to be Paid	Other	Purchase Units	457(r)				0.0001531

 Carry Forward Securities

Total Offering Amounts:	$0.00	$0.00
Total Fees Previously Paid:		$0.00
Total Fee Offsets:		$0.00
Net Fee Due:		$0.00

(1)
Omitted pursuant to Form S-3 Instructions to the Calculation of Filing Fee Tables and Related Disclosure 2(A)(iii)(c).
(2)
An indeterminate aggregate initial offering price, principal amount or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices or upon conversion, exchange or exercise of securities registered hereunder to the extent any such securities are, by their terms, convertible into, or exchangeable or exercisable for, such securities, including such securities as may be issued pursuant to anti-dilution adjustments determined at the time of the offering. Securities registered hereunder may be sold either separately or as units comprised of more than one type of security registered hereunder. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units. In accordance with Rule 456(b) and Rule 457(r), the registrant is deferring payment of all of the registration fees and will pay any applicable registration fees on a “pay as you go” basis. The registrant will calculate the registration fee applicable to an offer of securities hereunder based on the fee payment rate in effect on the date of such fee payment.